Exhibit 99.1

First Quarter Report
Quarter ended March 31, 2010

The Lofts at Park Crest in McLean, Virginia—Wholly owned community (left). Acacia on Santa Rosa Creek in Santa Rosa, California—Wholly owned community (right).

First Quarter Overview

•                  Quarterly financial results for the REIT showed strong year-on-year growth. In the last 12 months, the REIT has invested over $400 million in high-quality, institutional multifamily investments.

•                  The REIT made three acquisitions in the first quarter; two wholly owned and one in a joint venture with PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. PGGM also committed the final tranche of $100 million in its $300 million co-investment arrangement with the REIT’s sponsor.

• Acacia on Santa Rosa Creek, acquired in January as a wholly owned asset, is a 277-unit multifamily community located approximately 50 miles north of San Francisco, California, in the heart of the Sonoma Valley wine country.

• The Lofts at Park Crest, acquired in March as a wholly owned asset, is a 131-unit multifamily community located in the Tysons Corner area of McLean, Virginia with 67,000-square-feet of retail space currently occupied by a high-end grocer.

• 4550 Cherry Creek, a 288-unit high-rise multifamily community located in Denver, Colorado, was acquired in January through a joint venture with PGGM.

•                  Consolidated rental revenues grew to $5.1 million from $3.6 million in the fourth quarter of 2009. For the first quarter 2009, the REIT had no wholly owned properties and, thus, had no rental revenue directly reflected in its financial statements (see the following note).

•                  Revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangements with PGGM) grew to $13.3 million, compared to $11.1 million in the fourth quarter of 2009 and $4.4 million in the same period last year.

•                  Modified Funds from Operations (MFFO) was $2.0 million in the first quarter of 2010, up from $0.5 million in the same quarter last year.

•                  Another important event in March was the establishment of a seven-year, $150 million credit facility. The facility will allow the REIT to better manage cash and be more opportunistic in acquisitions. As of March 31, the REIT borrowed $10 million on the facility at an interest rate of 2.33% per annum on the date of such borrowing.

Investment Highlights

(in millions)	Mar. 31, 2010	Dec. 31, 2009
Investments in real estate and joint ventures, net	$521.4	$438.8
Total assets	$688.2	$525.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED
15601 Dallas Parkway, Suite 600	STANDARD
Addison, TX 75001	U.S. POSTAGE PAID
HOUSTON, TX
Date Published 06/10 • IN • 405700	PERMIT NO. 2187
© 2010 Behringer Harvard

First Quarter Report

Behringer Harvard Multifamily REIT I, Inc.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in millions)	3 mos. ended Mar. 31, 2010	3 mos. ended Mar. 31, 2009
Net income (loss)	$(9.0)	$0.1
Real estate depreciation and amortization	8.0	0.4
FFO(1)	(1.0)	0.5
Acquisition expenses	3.0	—
MFFO(2)	$2.0	$0.5

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 61 of our first quarter Form 10-Q on file with the SEC.

The Lofts at Park Crest in McLean, Virginia—a wholly owned community.